Exhibit 10.2

LOWE’S COMPANIES

BENEFIT RESTORATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

LOWE’S COMPANIES

BENEFIT RESTORATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

LOWE’S COMPANIES

BENEFIT RESTORATION PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

SECTION 1.    Nature of the Plan.

The purpose of this Plan is to provide benefits in addition to those provided under the Lowe’s 401(k) Plan to a select group of management and highly compensated employees, within the meaning of Title I of ERISA.  The Plan is intended to be non-qualified and unfunded.  The Plan, originally adopted effective February 1, 1990, is hereby amended and restated, effective as of January 1, 2008.

SECTION 2.    Definitions.

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other and the terms “he,” “his” and “him” shall refer to a Participant. Unless otherwise indicated, section references shall be to this Plan. Where the following terms appear hereafter in this Plan, they shall have the meanings indicated below:

401(k) Plan	The Lowe’s Companies 401(k) Plan, a stock bonus and profit sharing plan that includes a cash or deferred arrangement under Section 401(k) of the Code.

Account
The account established and maintained for bookkeeping purposes to reflect the interest of a Participant in the Plan.  Each Account shall reflect Employee Deferrals by the Participants and Company Matching Contributions, as well as additions, withdrawals, and adjustments to the Account (including adjustments for appreciation and depreciation in the deemed investments).  Each Account shall include one sub-account for Employee Deferrals and one sub-Account for Company Matching Contributions.  The Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant or Beneficiary under the Plan.

Base Pay
The base pay paid to a Participant by the Company in the Plan Year, plus the amount (if any) of (i) Salary Deferral Contributions made on his behalf under the 401(k) Plan, (ii) salary reductions under Section 125 of the Code and (iii) any base pay that is deferred under this or any other plan of non-qualified deferred compensation that is adopted and maintained by the Company.

Beneficiary
The person (or persons) designated by a Participant to receive benefits under the Plan in the event of the Participant’s death. If a Participant fails to make such designation, the Participant’s Beneficiary shall be deemed to be his surviving spouse, or if none, his estate.

Code	The Internal Revenue Code of 1986, as amended.

Committee
The Administrative Committee of the 401(k) Plan appointed by the Board of Directors of the Company, which has been given authority by the Board of Directors to designate Participants and to administer the Plan.

Company	Lowe’s Companies, Inc, a North Carolina corporation, and its direct or indirect wholly-owned subsidiaries (including wholly-owned limited liability companies).

Compensation
The salary or wages, overtime premium pay, bonuses, commissions and all other pay considered to be “Deferral Compensation” under the 401(k) Plan but without regard to the Code Section 401(a)(17) limit on compensation.

Company Matching Contributions	The Company matching contributions made under this Plan pursuant to Section 6.
Election Date
The date by which a Participant must make a Participation Election to participate in the Plan for a Plan Year.  Effective for Plan Years beginning on and after January 1, 2008, the Election Date shall be no later than six months preceding the end of the fiscal year that ends during such Plan Year.

Employee Deferral	The employee pre-tax deferrals made under this Plan pursuant to Section 5.

ERISA	Public Law 93-406, popularly known as the “Employee Retirement Income Security Act of 1974,” as amended.

Participant	Any employee or former employee who has met the applicable eligibility requirements of Section 3 and who has not yet received a complete distribution of his Account.

Participation Election	A Participant’s irrevocable election under the Plan to participate in the Plan for a given Plan Year.

Plan	The Lowe’s Companies Benefit Restoration Plan, as set forth herein, and as it may be amended from time to time.

Plan Year
Effective February 3, 2007, the calendar year.  The period February 3, 2007 through December 31, 2007 shall be a short Plan Year.  Prior to February 3, 2007, the Plan Year was the 52/53-week period ending on the Friday closest to January 31 of each year (and coinciding with the fiscal year of the Company).

Salary Deferral Contributions	The contributions made to the 401(k) Plan pursuant to the elections of the Participants as described in Section 4(a) of the 401(k) Plan.

SECTION 3.    Eligibility and Participation.

An employee shall be eligible to participate in the Plan as of the date he is designated by the Committee for eligibility, either individually or as a member of a class of employees.  For Plan Years that begin on and after January 1, 2008, until determined otherwise by the Committee, the employees who are eligible to become Participants for a given Plan Year are those employees of the Company (i) who are participating in the 401(k) Plan as of the first day of such Plan Year, and (ii) whose Base Pay as of May 31 immediately preceding the beginning of such Plan Year, plus target annual bonus for the fiscal year that ends during such Plan Year, exceeds the Code Section 401(a)(17) annual compensation limit for the immediately preceding Plan Year.

Only employees who are members of a select group of management and highly compensated employees (within the meaning of Title I of ERISA) are eligible to participate in the Plan.  Notwithstanding anything to the contrary in the Plan, the Committee shall be authorized to modify the eligibility requirements and rescind the eligibility of any Participant if necessary to ensure that the Plan is maintained primarily for the purpose of providing additional benefits to a select group of management or highly compensated employees under ERISA.

SECTION 4.    Funding.

The Company has established in connection with the Plan a “rabbi trust” substantially in accordance with the model rabbi trust agreement published by the Internal Revenue Service in Revenue Procedure 92-64.  Regardless of the extent to which the Company chooses to fund its obligations under the Plan by transferring cash or property to such rabbi trust, the Plan shall at all times be “unfunded” within the meaning of ERISA and the Code.  When a Participant (or Beneficiary) is entitled to a distribution under Section 8, such distribution will be paid either by the Company or from assets held in the rabbi trust, as further described in the trust agreement that established such rabbi trust.

SECTION 5.    Employee Deferrals.

(a)           Compensation Which May Be Deferred.  To participate in the Plan for a Plan Year, a Participant must elect to do so for the entire Plan Year by executing a Participation Election form on a timely basis, as provided herein.   If a Participant elects to participate in the Plan and make Employee Deferrals for a Plan Year, each payroll period during such Plan Year, there shall be deducted from the Participant’s Compensation a percentage of Compensation equal to the difference between (1) and (2) (but not less than zero), where

(1)           is the lesser of :

(A)           6%; or

(B)
the percentage of Compensation the Participant irrevocably elected to defer to the 401(k) Plan for each payroll period during such Plan Year (without regard to any “catch up” deferrals elected to be made to the 401(k) Plan); and

(2)	the percentage of such Participant’s Compensation credited to the Participant’s account under the 401(k) Plan as a Salary Deferral Contribution for such payroll period.

(b)           The Form of the Participation Election.  A Participation Election shall be made in a manner prescribed by the Committee.

(c)           Timing of Participation Election.  To participate in the Plan for a Plan Year beginning on or after January 1, 2008, a Participant must submit a Participation Election form in the manner prescribed by the Committee by the Election Date.  A Participation Election shall continue for each future Plan Year in which the employee remains a Participant, unless and until the Participant makes a new Participation Election

on a timely basis as provided herein.   Any revocation of the most recent Participation Election shall be made in a form prescribed by the Committee and shall be effective for a Plan Year only if made by the Election Date applicable to such Plan Year.  In the event the Committee designates an employee as a Participant in the Plan for a Plan Year and such Participant is first hired after the Election Date applicable to such Plan Year, the initial Participation Election for a such new Participant shall be made in a form acceptable to the Committee, not later than thirty (30) days after the date the Participant is eligible to participate in the Plan.

SECTION 6.     Company Matching Contributions.

(a)           Company Matching Contributions.  If a Participant elects to participate in the Plan for a Plan Year, then each payroll period during such Plan Year, the Company shall credit to such Participant’s Account under this Plan a Company Matching Contribution in an amount equal to (i) 100% of the first 3% of Compensation contributed to the Plan on his behalf as an Employee Deferral for the payroll period, plus (ii) 50% of the next 2% of Compensation contributed to the Plan on his behalf as an Employee Deferral for the payroll period, plus (iii) 25% of the next 1% of Compensation contributed to the Plan on his behalf as an Employee Deferral for the payroll period.

(b)           Allocation Dates.  The Company Matching Contribution shall be credited to the Participant’s Account on the date that the corresponding Company Match Contribution under the 401(k) Plan is (or would have been) allocated to the Participant’s account under the 401(k) Plan.

SECTION 7.    Deemed Investment of Account.

(a)           Deemed Investment of Accounts.  The Committee shall have the authority in its discretion to establish from time to time one or more investment options, which may be in the form of mutual funds or otherwise, for the deemed investment of Participant Accounts.  A Participant may elect to have the Participant’s Account deemed to be invested in one or more of such investment options.  Any such election by the Participant shall be made and filed with the Committee in accordance with procedures established by the Committee for such purpose.  The Committee shall also adopt such rules and procedures as may be necessary or appropriate to provide for the roper crediting of returns from the deemed investment of Participant Accounts.  Notwithstanding the foregoing, the Company intends that the Plan shall be “unfunded” within the meaning of ERISA and the Code, and the provisions in this Section providing for employee deemed investment directions shall not require the Company or any other party to make any specific actual investments to reflect such directions.

(b)           Annual Statement.  At least once each Plan Year, each Participant shall be furnished with a statement reflecting the following information:

(1)	The balance (if any) in his Account (including sub-accounts) as of the beginning of the Plan Year.

(2)	The amount allocated to his Account (including sub-accounts) for the Plan Year.

(3)	The new balance in his Account (including sub-accounts).

SECTION 8.    Vesting.

Except as otherwise provided in this Plan, a Participant’s interest in his Account shall be 100% vested at all times.

SECTION 9.    Payment of Account.

(a)           Time of Payment.  Between 60 and 120 days following a Participant’s “separation from service” (within the meaning of Code Section 409A and the regulations thereunder), the Participant shall receive (or begin to receive) payment of the balance of his Account (including any deemed appreciation and depreciation through the date of distribution).  Notwithstanding the foregoing, in no event will distribution be made to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder, prior to the date which is six months after such Participant’s separation from service.

(b)           Form of Payment.  In accordance with procedures established by the Committee, but in no event later than the later of (i) December 31, 2007 and (ii) thirty days after the date an individual initially becomes a Participant under the Plan, the Participant shall make an irrevocable election to have his Account paid by one of the following three methods:

(1)           Single lump sum payment;

(2)           Installments payable annually over a period of five (5) years; or

(3)           Installments payable annually over a period of ten (10) years,

as specified by the Participant on forms made available by the Committee.  Notwithstanding the foregoing, a lump sum distribution will be paid to a Participant in lieu of installments if as of the date of such Participant’s separation from service, the Participant’s Account balance is $25,000 or less.  If the Participant fails to timely elect a method of payment, his Account shall be distributed in a single lump sum payment.

In the event payment is made in installments, the Participant’s Account shall continue to be adjusted for additions, withdrawals, deemed appreciation and depreciation as provided herein, and the amount of the payment to be made in a given year shall be equal to (i) times (ii), where (i) equals the value of the Participant’s Account as of the most recent valuation date, and (ii) equals a fraction, the numerator of which is one, and the denominator of which is the number of installments remaining to be paid to the Participant (including the current installment).

All payments shall be made in cash.

(c)           No Change to Form of Distribution.  The form of payment of a Participant’s Account cannot be changed after the deadline for making a form of payment election.

(d)           Payment to Beneficiary.  In the event a Participant dies before his Account has been fully paid to him, his remaining Account will be paid to his Beneficiary in a single lump sum within 90 days following the Participant’s death.

(e)           Withholding.  The Company shall withhold from any payment the amount of all applicable federal and state income and other taxes. In addition, the Company may reduce the amount otherwise payable under this Section 8 by any amounts owed by the Participant to the Company.

SECTION 10.    Administration.

(a)           In General.  The Plan shall be administered by the Committee.  The members of the Committee shall be appointed by and may be removed by the Board of Directors of the Company, in each case by written notice delivered to the Committee member.  A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting. Any determination or action of the Committee may be made or taken by a majority of the members present at any meeting thereof, or without a meeting by resolution or written memorandum concurred in by a majority of members.  Meetings may be held by telephone or video conference.

(b)           Powers of the Committee.  The Committee shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. It shall interpret the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan. It shall determine the eligibility for benefits, the amount of any benefit due and the manner in which any benefit is to be paid by the Plan. It will construe the Plan, supplying any omissions, reconciling any differences and determining factual issues relating to the Plan.  The Committee may adopt such rules as it deems desirable for the conduct of its affairs. It may appoint such accountants, counsel, actuaries, specialists and other persons as it deems necessary or desirable in connection with the administration of this Plan, and shall be the agent for the service of process.  All powers of the Committee shall be exercised in its discretion, and the Committee shall be given the greatest possible deference permitted by law in the exercise of such authority.

(c)          Electronic Administration.  Notwithstanding anything to the contrary in the Plan, the Committee may announce from time to time that Participant enrollments, Participant elections, annual Participant Account statements and any other aspect of

Plan administration may be made by telephonic or other electronic means rather than in paper form.

SECTION 11.    Claims Procedure.

A Participant (or Beneficiary) who does not receive a distribution of benefits to which he believes he is entitled may present a claim to the Company’s Manager of Benefits, or his delegate (such manager and his delegate(s) are referred to hereafter as the “Manager”). The claim for benefits must be in writing and addressed to the Manager or to the Company. If the claim for benefits is denied, the Manager shall notify the Participant (or Beneficiary) in writing within 90 days after the Manager initially received the benefit claim. Any notice of a denial of benefits shall advise the Participant (or Beneficiary) of the basis for the denial, any additional material or information necessary for the Participant (or Beneficiary) to perfect his claim and the steps which the Participant (or Beneficiary) must take to have his claim for benefits reviewed.

Each Participant (or Beneficiary) whose claim for benefits has been denied may file a written request for a review of his claim by the Committee. The request for review must be filed by the Participant (or Beneficiary) within 60 days after he receives the written notice denying his claim. The decision of the Committee will be made within 60 days after receipt of a request for review and shall be communicated in writing to the claimant. Such written notice shall set forth the basis for the Committee’s decision. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the Committee’s decision shall be rendered not later than 120 days after receipt of a request for review. All decisions and interpretations of the Committee under this Section 11 shall be conclusive and binding upon all persons with an interest in the Plan and shall be given the greatest deference permitted by law.

SECTION 12.    Limitation on Participants’ Rights.

(a)           Non-Guarantee of Employment.  The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between the Company and any employee, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained in this Plan shall be deemed to give an employee the right to be retained in the service of the Company or to interfere with the right of the Company to discharge, with or without cause, any employee at any time.

(b)           No Assignment of Benefits.  Except as provided in Section 8(d), a Participant’s interest in his Account may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process; provided, however, that a Participant may designate one or more Beneficiaries.

(c)           Distributions Not Compensation for Purposes of Any Other Plan.  Distributions from a Participant’s Account shall not be considered wages, salaries or compensation under any other employee benefit plan.

SECTION 13.    Rights of Participants and Beneficiaries.

The rights of a Participant or any Beneficiary of the Participant shall be solely those of an unsecured general creditor of the Company. A Participant or Beneficiary of the Participant shall have the right to receive those payments specified under this Plan only from the Company. These parties have no right to look to any specific or special property separate from the Company to satisfy a claim for benefit payments.

A Participant agrees that he or his Beneficiary shall have no right, claim, security interest, or any beneficial ownership interest whatsoever in any general asset that the Company may acquire or use to help support its financial obligations under this Plan. Any general asset used or acquired by the Company in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of the Participant or his Beneficiary, and no general asset shall be considered security for the performance of the obligations of the Company.

A Participant also understands and agrees that his participation in the acquisition of any general asset for the Company shall not constitute a representation to the Participant or his Beneficiary that any of them has a special or beneficial interest in any general asset.

The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay. The Company shall not be obligated under any circumstances to fund its financial obligations under this Plan. All assets which the Company may acquire to help cover its financial liabilities are and remain general assets of the Company subject to the claims of its creditors. The Company does not give, and the Plan does not give, any beneficial ownership interest in any asset of the Company to a Participant or his Beneficiary. All rights of ownership in any assets are and remain in the Company. The Company’s liability for payment of benefits shall be determined only under the provisions of this Plan as it may be amended from time to time.

SECTION 14.    Plan Binding.

The Plan shall be binding upon the Company and any successor company through merger, acquisition or consolidation, and upon a Participant, his Beneficiary, heirs, executors and administrators.

SECTION 15.    Future of the Plan.

The Company reserves the right to amend or terminate the Plan (in whole or in part) at any time, by action of the Company’s Board of Directors.  Notwithstanding the foregoing, the Committee may amend the Plan without approval of the Board provided that the Committee determines in good faith that such amendment (i) will not result in a significant cost increase to the Company; (ii) will not result in the issuance of Lowe’s Companies common stock; and (iii) is not limited in impact to only officers of the Company.

Any termination of the Plan includes the right to pay to Participants upon Plan termination the full value of their Accounts in a lump sum, regardless of the prior elections made by the Participants.  If this Plan is terminated, the Committee shall determine how and when amounts credited to affected Participant’s Accounts under the Plan will be distributed which distribution shall be made only in compliance with Code Section 409A and the regulations promulgated thereunder.  The Company intends to have the maximum discretionary authority to terminate the Plan and make distributions in connection with a “change in control” (as defined in Treasury Regulation Section 1.409A-3(g)(5)), as is permissible under Code Section 409A and the regulations promulgated thereunder.

No amendment, modification, or termination of the Plan shall reduce the value of benefits credited under the Plan prior to such amendment, modification or termination.

SECTION 16.    Governing Law.

The provisions of this Plan shall be construed and interpreted in accordance with the laws of the State of North Carolina, except to the extent such laws are superseded by ERISA.

SECTION 17.    Compliance with Code Section 409A.

Nothing in this Plan shall operate or be construed to cause the Plan to fail to comply with the requirements of Code Section 409A and, to the extent applicable, it is intended that the Plan comply with the provisions of Code Section 409A and shall be administered in a manner consistent with that intent.  Any provision of this Plan that would cause the Plan or any payment made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended by the Company to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409(A)) and may be made by the Company without the consent of any Participant.

SECTION 18.    Execution.

To record the amendment and restatement of this Plan, the Company has caused this document to be executed on this   25 day of   November   , 2007.

LOWE’S COMPANIES, INC.

By:        /s/ Maureen Ausura

Title:     SVP HR

Date:     11/25/07